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                                                                  EXHIBIT 10(f)


                            LANIER WORLDWIDE, INC.
                  LONG-TERM INCENTIVE PLAN FOR KEY EMPLOYEES
                                    (LTIP)
                         (AS AMENDED SEPTEMBER 1992)


I.      NAME AND PURPOSE
        ----------------

        The name of this plan is the Lanier Worldwide, Inc. Long-Term Incentive Plan for Key Employees (LTIP). The purpose of the Plan is to facilitate the attraction and retention of highly qualified key employees.

II.     EFFECTIVE DATE; PERFORMANCE PERIOD; DEFERRED PAYMENT PERIOD; TERM
        -----------------------------------------------------------------

        A. The effective date of the plan shall be July 1, 1991. The Plan is composed of three-year plan cycles with performance measured over the three years of the cycle (the "Performance period"). Payouts will be made at the end of the three-year performance period. It is contemplated that a new plan cycle will start at the beginning of each fiscal year.


        B.      The Plan shall remain in effect until terminated by the Board.

III.    AWARDS
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        A.      Cash awards may be made from time to time to such employees of the Company and its affiliates as may be selected by the Committee upon recommendation of the Chief Executive Officer.

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        B.      The performance measurement criteria for the LTIP will be based on the net income and return on capital objectives as stated in the approved strategic plans of Lanier.

                It is contemplated that, if a business unit achieves its net income and return on capital objectives, there would be 100% payout of the targeted award. Exceeding objectives would generally result in payouts above 100%, with a maximum payout of 200%. Performance below plan would likewise generally result in a reduced payment, depending on the degree of and the reasons for variation from the plan objectives. Performance significantly below plan due primarily to "internal factors" would generally result in no payment. Percentage payments would range from 0-200% in increments of 10%.

                Each year all eligible plan participants will be advised of their targeted award amounts, plus the strategic plan net income and return on capital objectives.

        C. Each award is based upon the assumption that the employee shall continue to perform substantially the same duties throughout the performance period, and such award may be reduced or increased to reflect a change in duties during the performance period.

        D. Awards shall be expresssed in U.S. dollar amounts. For employees ordinarily paid in currency other than U.S. dollars, the dollar amount of the award which is earned at the conclusion of the performance period shall be translated into the currency in which the recipient is ordinarily paid. The translation from the dollar amount to the local currency shall be based on a single average of the currency exchange rates at the end of each calendar quarter, as published in the WALL STREET JOURNAL, for the twelve quarters that comprise the performance period. The result of this calculation shall be ussed for the actual award payment.

        E. An employee may elect to defer all or a portion of his award until a specified future date or event, by giving written notification of his intent ot make such a voluntary deferral election. The election to defer part or all of the award must be made prior to the end of the second year of the performance period. During the voluntary deferral period, the deferred amounts shall accumulate interest at a rate set from time to time by the Committee. However, employees shall

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have no security interest in the defered amounts, and the rights to these deferred awards shall be the same as those of general creditors of the Company.

                In consideration of overseas assignments, the Company may agree to defer payments until completion of the assignment.

IV.     RELATION TO EMPLOYEE BENEFITS PROGRAM
        -------------------------------------

        Awards paid under the Plan shall be excluded from the employee's earning base used in determination of any payment of coverage under the Company's employee benefit programs.

V.      TERMINATION OF EMPLOYMENT
        -------------------------

        A. If the employee ceases to be an employee of the Company and its affiliates prior to the expiration of the performance period: (i) for any reason other than death, disability or retirement pursuant to an established retirement plan or policy of the Corporation or of its appllicable affiliate, all awards to the employee hereunder shall be forfeited; or (ii) due to death, disability or retirement pursuant to an established retirement plan or policy of the Company or of its affiliate, he shall be eligible to receive a pro-rata proportion of the amount which would have been paid to him under any outstanding awards at the end of the performance period, such pro-rata proportion to be measured by a fraction of which the numerator is the number of months of the performance period during which the employee's employment continued, and the denominator is the full number of months of the performance period. For purposes hereof, employment for any period of a month shall be deemed employment for a full month.

        B. If the employee ceases to be an employee of the Company and its affiliates thereof due to death, disability or retirement pursuant to an established retirement plan or policy of the Company of its affiliates, all awards to be paid to him shall be paid thereto in the event of cessation

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of employment prior to the expiration of the performance period, within a reasonable period following the expiration of the performance period.


VI.     TRANSFER OF EMPLOYMENT
        ----------------------

        If the employee transfers employment from one business unit of the Company or one of its affiliates to another business unit during the performance period, such employee shall be eligible to receive an amount determined by the Committee based on such factors as the Committee in its sole discretion may deem appropriate.


VII.    TAX WITHHOLDING
        ---------------

        Applicable federal, state or local withholding taxes of any kind required by law to be withheld by the Company shall be withheld from payments of awards.


VIII.   CHANGE OF CONTROL
        -----------------

        A. Upon a "change of control" of the Company prior to the expiration of the deferred payment period, the performance objectives applicable to the award shall be conclusively deemed to have been fully attained and the deferred payment period shall be deemed to have expired, and all outstanding awards shall be paid.

        B. For purposes of the Plan, a "change of control" shall mean the change of control of Harris Corporation as determined by its Board of Directors.

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IX.     MISCELLANEOUS
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        A.      An employee shall not assign, transfer, or encumber his rights and interests under this Plan. In the event of an employee's death or incapacity, subject to the terms of Section V hereof, the Committee shall authorize within one year after an employee's death or incapacity, the payment of an award to the employee's designated beneficiary or guardian, or, in the absence of such written designation, to the person specified by will or by the applicable laws of descent and distribution. Any such beneficiary designation may be revoked and new beneficiaries appointed by the employee by written instrument delivered to the Committee.

        B. This Plan (a) shall be binding upon and inure to the benefit of any successor of the Company and (b) shall be governed by the laws of the State of Florida and any applicable laws of the United Statets. No contract or right of employment shall be implied by this Plan. If any award is assumed or a new award is substituted therefor in any corporate reorganization
(including, but not limited to, any transaction of the type referred to in Section 425(a) of the Internal Revenue Code of 1986, as amended), employment by such assuming or subsequent corporation or by a parent corporation of affiliate thereof, shall be considered for all purposes of this award to be employment by the Company.


        C. Subject to Section XI hereof, the Committee shall be authorized to make adjustments in performance award criteria and in the other terms and conditions of awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall impair the rights of any employee without his consent. The Committee may also make awards hereunder in replacement of, or as alternatives to, awards previously granted to employees. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of awards under the Plan as it shall deem appropriate.

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        D.      Except as otherwise required in any applicable agreement or by the terms of the Plan, employees under the Plan shall not be required to make any payment or provide consideration for an award other than the rendering of services.

        E. Capitalized terms used herein shall have the meanings assigned thereto on Exhibit A hereto, which is incorporated herein by reference.

X.      COMMITTEE
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        The Plan shall be administered by the Committee.  The Committee shall have the authority to construe the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply an omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect, and shall be the sole and final judge of such expediency.


XI.     AMENDMENT OR TERMINATION
        ------------------------

        Until such time as a "change of control" shall have occurred, the Board may amend, suspend or terminate the Plan or any part thereof from time to time, provided that no change may be made which would impair the rights of an employee to whom awards have theretofore been granted without the consent of said employee.

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                                                                EXHIBIT A


                                 DEFINITIONS
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BOARD shall mean the Board of Directors of the Company.


CAPITAL shall mean capital as determined on a Harris Corporation Management Financial Statement basis.

COMMITTEE shall mean a sub-committee of the Pension/Compensation Committee of the Board consisting of the non-employee members thereof.


COMPANY shall mean Lanier Worldwide, Inc., a Delaware corporation.

NET INCOME shall mean net income determined on a Harris Corporation Management Financial Statement basis. Net Income growth shall mean the sum of Net
Income during the performance period less three times the base year Net Income. Average growth rate of Net Income shall be calculated on a compounded annual basis.

PLAN shall mean the Lanier Worldwide, Inc. Long-Term Incentive Plan for Key Employees (LTIP).

RETURN ON CAPITAL shall mean the sum of Net Income and the after-tax impact of interest expense, divided by average Capital (based on a quarterly average). The statutory U.S. income tax rate will be used in the calculation of after-tax interest.